Exhibit 99.1

Edgewise Therapeutics Reports First Quarter 2023 Financial Results and Recent Business Highlights

– Advancing Phase 2 trials of EDG-5506 in Becker muscular dystrophy (BMD, CANYON) and Duchenne muscular dystrophy (DMD, LYNX) –

– Advancing exercise challenge study of EDG-5506 in Limb girdle muscular dystrophy 2I, BMD and McArdle Disease (LGMD2I/R9, BMD, McArdle, DUNE) –

– Advancing IND-enabling studies of EDG-7500, a novel sarcomere modulator for hypertrophic cardiomyopathy (HCM); Phase 1 start expected in 2H2023 –

– Cash, cash equivalents and marketable securities of $328 million as of March 31, 2023 –

BOULDER, Colo.--(BUSINESS WIRE)--May 11, 2023--Edgewise Therapeutics, Inc. (Nasdaq: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, targeted, small molecule therapies for the treatment of devastating muscle disorders, today reported financial results for the first quarter of 2023 and recent business highlights.

“We’re off to a great start in 2023! The team has focused on advancing our LYNX and CANYON clinical trials of EDG-5506 in addition to completing IND-enabling studies of EDG-7500, our novel sarcomere modulator for HCM,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “During the remainder of 2023, we expect to share 12-month ARCH open label data and interim Duchenne data from our Phase 2 LYNX trial. We also plan to initiate a potentially registration-enabling cohort in CANYON and a Phase 1 trial for EDG-7500 in healthy volunteers.”

Recent Highlights

Advancing CANYON Clinical Trial of EDG-5506 in Individuals with BMD

The Company is continuing to recruit the CANYON clinical trial evaluating EDG-5506 in individuals with BMD. CANYON is assessing the effect of EDG-5506 over a 12-month period on safety, pharmacokinetics (PK), biomarkers of muscle damage, such as creatine kinase (CK) and fast skeletal muscle troponin I, fat fraction as measured by muscle MRI and function in individuals with BMD aged 12 to 50 years. This placebo-controlled trial is anticipated to recruit approximately 32 adults and 18 adolescents at up to 14 sites in the United States, United Kingdom and the Netherlands. The Company plans to amend the CANYON study to include a potentially registration-enabling cohort in the second half of 2023. Go to clinicaltrials.gov to learn more about this trial (NCT05291091).

Advancing LYNX Phase 2 Clinical Trial of EDG-5506 in Children with DMD

The Company is recruiting the LYNX Phase 2 clinical trial of EDG-5506 in children with DMD. LYNX is a placebo-controlled trial to assess the effect of three doses of EDG-5506 over 12 weeks on safety, PK and biomarkers of muscle damage. Approximately 27 children with DMD aged 4 to 9 years on stable corticosteroids and/or exon skippers are expected to be enrolled at up to 14 sites across the United States. Participants will then continue in an open-label extension portion of the trial for a total of 12 months to gain further insights into safety and functional measures. Importantly, this trial is designed to identify the doses of EDG-5506 that have the potential to reduce biomarkers of muscle damage and provide functional benefit to patients in a Phase 3 trial. The Company expects to report Phase 2 interim data in the fourth quarter of 2023. Go to clinicaltrials.gov to learn more about this trial (NCT05540860).

Advancing ARCH Open Label Study of EDG-5506 in Adults with BMD

The Company is continuing to advance the ARCH open-label study evaluating EDG-5506 in 12 adult males with BMD. The study is evaluating varying doses of EDG-5506 administered daily over 24 months. Safety, PK, changes in biomarkers of muscle damage such as CK and fast skeletal muscle troponin I, measures of function with NSAA and NSAD, time function tests and patient-reported outcomes are being evaluated. The Company expects to report 12-month results in the second quarter of 2023. Go to clinicaltrials.gov to learn more about this study (NCT05160415).

Advancing DUNE Phase 2 Trial of EDG-5506 in Adults with LGMD2I/R9, BMD and McArdle Disease

The Company is continuing to recruit the DUNE Phase 2 exercise challenge study, to evaluate the effect of EDG-5506 on biomarkers of muscle damage following exercise in adults with LGMD2I/R9, BMD or McArdle disease at a single site in Denmark. The placebo-controlled study is expected to enroll 36 participants for 16 weeks, then continue to an open label extension through 52 weeks. The goal of these studies is to assess safety and efficacy in individuals with myopathy distinct from DMD/BMD where muscle contraction is associated with exaggerated injury. LGMD2I/R9 is a myopathy caused by a dysfunctional dystroglycan complex while McArdle is caused by deficiencies in glycogen mobilization leading to metabolic crisis and injury of skeletal muscle. In addition to biomarkers of muscle damage, secondary measures will include measures of strength and exercise capacity.

Journal of Clinical Investigation Published Key Preclinical Data Linking Modulation of Fast Skeletal Muscle Contraction to Protection of Skeletal Muscle in Models of DMD

In March 2023, the Journal of Clinical Investigation published the article, “Modulating fast skeletal muscle contraction protects skeletal muscle in animal models of Duchenne muscular dystrophy.” This article provides the preclinical rationale and proof-of-concept behind EDG-5506, demonstrating that modulation of fast skeletal muscle contraction protects against muscle injury, degeneration and fibrosis in models of DMD. Importantly, the study found that modest inhibition of fast skeletal muscle myosin provides maximum and robust protection of skeletal muscles and was associated with increases in strength and physical activity in mouse and dog models of DMD. To view article, click here.

Advancing IND-enabling studies of EDG-7500, a First-In-Class Sarcomere Modulator for HCM

The Company is continuing to advance EDG-7500, a first-in-class oral, selective, sarcomere modulator for diseases of diastolic dysfunction, through IND-enabling studies with plans to initiate a Phase 1 trial in the second half of 2023. EDG-7500 is a result of Edgewise’s robust discovery platform that is yielding novel compounds targeting important unmet needs of patients suffering from disorders of cardiac and skeletal muscle. The compound is designed to improve impaired cardiac relaxation and slow contraction velocity, hallmarks of HCM. This novel mechanism is anticipated to have a broader therapeutic index relative to cardiac myosin inhibition for treatment of both obstructive and non-obstructive HCM. Preclinical data of EDG-7500 support activity in both obstructive HCM and non-obstructive HCM with minimal changes in left ventricle contractility.

Strengthened Engagement with Muscular Dystrophy Patient and Medical Communities

The Company hosted an industry forum at the Muscular Dystrophy Association Annual Clinical and Scientific Conference in March 2023. A replay of the forum can be viewed here. Further, leadership discussed and answered questions about the Company’s clinical trials in DMD and BMD during a patient community webinar hosted by CureDuchenne in March 2023. A replay of the webinar can be viewed here. The Company continues to sponsor and participate in numerous patient-focused events hosted by patient advocacy organizations.

First Quarter Financial Results

Cash, cash equivalents and marketable securities were $328.0 million as of March 31, 2023.

Research and development (R&D) expenses were $19.9 million for the first quarter of 2023, compared to $16.6 million for the immediately preceding quarter. The increase of $3.3 million was primarily driven by an increase of $1.6 million related to preclinical development of EDG-7500 and the research efforts of our cardiovascular discovery program, $0.9 million of higher expenses related to our EDG-5506 clinical program such as clinical site and CRO costs to support ongoing Phase 2 trials, an increase of $0.5 million in employee-related costs and an increase of $0.3 million in facilities and other costs that support the growth of our research and development programs.

General and Administrative (G&A) expenses were $5.8 million for the first quarter of 2023, compared to $5.5 million for the immediately preceding quarter. The increase of $0.3 million was primarily driven by increased professional and consulting and other administrative costs.

Net loss and net loss per share for the first quarter of 2023 was $22.8 million or $0.36 per share, compared to $19.4 million or $0.31 per share for the immediately preceding quarter.

About EDG-5506

EDG-5506 is an orally administered small molecule designed to prevent muscle damage induced by mechanical stress in dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action designed to selectively limit the exaggerated muscle damage caused by the absence or loss of functional dystrophin. By minimizing the progressive muscle damage that leads to functional impairment, EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide an additional benefit in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to EDG-5506 for the treatment of individuals with BMD.

The Company has completed a Phase 1 clinical trial of EDG-5506 designed to evaluate safety, tolerability, PK and pharmacodynamics of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b) (NCT04585464). In ARCH, an open-label, single-center trial (NCT05160415) assessing long-term safety and PK, decreases in biomarkers of muscle damage and trends toward improvement in NSAA have been observed following 6 months of treatment with EDG-5506. CANYON, an ongoing Phase 2 trial (NCT05291091), is assessing safety, PK, biomarkers and functional measures in participants with BMD. LYNX, an ongoing Phase 2 trial (NCT05540860), is assessing safety, PK and biomarkers of muscle damage in participants with DMD.

About EDG-7500

EDG-7500 is a first-in-class oral, selective, sarcomere modulator for HCM, advancing through IND-enabling studies with plans to initiate a Phase 1 trial in the second half of 2023. The compound is designed to improve impaired cardiac relaxation and slow contraction velocity, hallmarks of HCM. This novel mechanism is anticipated to have a broader therapeutic index relative to cardiac myosin inhibition for treatment of both obstructive and non-obstructive HCM. Preclinical data of EDG-7500 support activity in both obstructive HCM and non-obstructive HCM with minimal changes in left ventricle contractility.

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of innovative treatments for severe, rare neuromuscular and cardiac disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle-focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. The Company’s lead candidate, EDG-5506, an investigational orally administered small molecule designed to protect injury-susceptible fast skeletal muscle fibers in dystrophinopathies, is advancing in multiple clinical trials in individuals with Duchenne, Becker and Limb Girdle 2I/R9 muscular dystrophies, and McArdle disease. The Company is also advancing EDG-7500, a novel sarcomere modulator for hypertrophic cardiomyopathy, into IND-enabling preclinical development. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter and Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506 and EDG-7500; statements regarding Edgewise’s expectations relating to its preclinical studies and clinical trials, including timing of reporting data (including the 12-month ARCH open label data and interim Duchenne data from our Phase 2 LYNX trial) and commencing studies and trials; statements regarding Edgewise’s plans to amend the CANYON study, including expected timing; statements about the expected timing of Edgewise’s initiation of a Phase 1 clinical trial for EDG-7500; statements regarding Edgewise’s pipeline of product candidates and programs; and statements by Edgewise’s president and chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and the EDG-7500; Edgewise’s ability to obtain IND clearance for EDG-7500; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended
	March 31, 2023	December 31, 2022
Operating expenses:
Research and development	$19,876	$16,612
General and administrative	5,828	5,467
Total operating expenses	25,704	22,079
Loss from operations	(25,704)	(22,079)
Interest income	2,866	2,664
Net loss	$(22,838)	$(19,415)
Net loss per share - basic and diluted	$(0.36)	$(0.31)
Weighted-average shares outstanding, basic and diluted	63,265,800	63,231,580

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	March 31,	December 31,
	2023	2022
Assets
Cash, cash equivalents and marketable securities	$327,952	$351,947
Other assets	18,448	15,154
Total assets	$346,400	$367,101
Liabilities and stockholders' equity
Liabilities	17,560	20,385
Stockholders' equity	328,840	346,716
Total liabilities and stockholders' equity	$346,400	$367,101

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com